PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

October 28, 2010

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS

Fairport, New York, October 28, 2010: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $92,000 for the quarter ended September 30, 2010 compared to a net loss of $34,000 for the quarter ended September 30, 2009.  Net income (loss) per basic share for the quarter ended September 30, 2010 was $0.05 compared to $(0.02) per basic share for the quarter ended September 30, 2009. The Company’s net interest margin for the quarter ended September 30, 2010 increased 21 basis points to 2.38% from 2.17% for the quarter ended September 30, 2009.

The $126,000 increase in net income for the third quarter of 2010 compared to the third quarter of 2009 resulted from increases in net interest income and other income, partially offset by increases in other expense and provision for income taxes.  For the three months ended September 30, 2010 compared to the three months ended September 30, 2009, net interest income increased $142,000 as a result of the Company’s ability to reduce its deposit and borrowing costs in a low interest rate environment, partly offset by decreased yields on interest earning assets. For the third quarter 2010 compared to the same period 2009, other income increased $309,000 primarily due to increases in realized gain on sale of securities, gain on sale of loans, BOLI income, and other miscellaneous income, mainly due to additional mortgage fees, partially offset by a modest decrease in deposit account service fees. For the third quarter 2010 compared to the third quarter 2009, other expense increased by $272,000 mainly due to the Webster branch that opened in September 2009 and our three mortgage origination offices that opened in January 2010. The increase is the result of additional salaries and employee benefits expense, occupancy, equipment, data processing, and miscellaneous other expense, partially offset by a decrease in FDIC premium expense, advertising expense and mortgage fees and taxes. For the three months ended September 30, 2010 compared to the three months ended September 30, 2009 the provision for income taxes increased by $52,000 due to the increase in pre-tax income for the third quarter of 2010.

For the nine months ended September 30, 2010, the Company reported net income of $160,000 compared to net income of $44,000 for the nine months ended September 30, 2009. Net income per basic share for the nine months ended September 30, 2010 was $0.09 compared to net income per basic share of $0.03 for the nine months ended September 30, 2009. The Company’s net interest margin for the nine months ended

September 30, 2010 increased 2 basis points to 2.32% from 2.30% for the nine months ended September 30, 2009.

At September 30, 2010, the Company had $215.6 million in consolidated assets, an increase of $1.2 million, or 0.5% from $214.4 million at December 31, 2009. The modest growth in the balance sheet for the nine months ended September 30, 2010 was the result, in part, of management’s continued effort to reduce costs through disciplined deposit pricing and management’s ongoing strategy of selling long-term fixed rate mortgage loans in this low interest rate environment.  Managed balance sheet growth with pricing discipline for funding sources including deposits and borrowings has had a positive impact on the Company’s net interest margin.  The balance sheet is highly liquid and the Bank continues to be “well capitalized” as defined by bank regulation. Cash and cash equivalents, mainly interest-bearing deposits at the Federal Reserve Bank, increased by $4.7 million, or 78.2%, to $10.6 million at September 30, 2010 from $6.0 million on December 31, 2009.  Net loans receivable decreased by $2.4 million, or 2.1%, to $113.9 million at September 30, 2010 from $116.4 million at December 31, 2009. The Bank sold $7.4 million of long-term fixed rate conventional mortgage loans and FHA mortgage loans as a balance sheet management strategy in the first nine months of 2010 to reduce interest rate risk. The Bank sold these loans at a gain of $238,000 which was recorded in other income.  The Bank ended September 30, 2010 with $18.3 million in mortgage loans sold and will realize servicing income on these loans as long as these loans have outstanding balances. The Company also used its sources of liquidity to decrease Federal Home Loan Bank advances by $5.8 million, or 16.7%, to $28.8 million at September 30, 2010 from $34.6 million at December 31, 2009, and does not intend to renew maturing FHLB advances during the remainder of 2010 as a result of management’s decision to replace wholesale borrowings through excess liquidity. The Company has managed down deposit costs as market interest rates remain at historically low levels. The Company’s increased liquidity position coincided with deposit growth of $5.8 million, or 3.7% to $162.3 million at September 30, 2010 from $156.5 million at December 31, 2009.  The $5.8 million deposit increase consisted of core deposit growth of $5.5 million, including increases in non-interest bearing checking accounts, NOW accounts, money market accounts and savings accounts, and $278,000 in non-core deposit growth including IRAs and Certificates of Deposit.  Management believes the deposit growth resulted, in part, from customers’ preference for the flexibility provided by short-term core deposits in the current low interest rate environment.  The Company has reviewed its investment securities portfolio totaling $80.7 million at September 30, 2010, and concluded that no other-than-temporary impairment charges were required during 2010.  The Company does not hold any mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred stock, trust preferred securities or common stock of other banks. Stockholders’ equity at September 30, 2010 was $20.9 million, or 9.7% of assets.

The credit quality of the Bank’s loan portfolio remains solid.  The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities.  The Bank ended the third quarter with net loans receivable of $113.9 million and $695,000 in loans held for sale, with $23,000 in non-performing loans comprised of one residential property.  At September 30, 2010 management has evaluated the Bank’s loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank conducts business from its main office in Fairport, New York and three branches located in Penfield, New York, Irondequoit, New York, and Webster, New York. The Bank’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, commercial real estate, multi-family, construction and other consumer loans.  The Bank has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
September 30, 2010 and December 31, 2009
(Dollars in thousands, except per share data)

	(Unaudited)
Assets	September 30, 2010	December 31, 2009

Total assets	$215,557	$214,400
Cash and cash equivalents	10,630	5,965
Investment securities	80,662	81,581
Loans held for sale	695	-
Net loans receivable	113,948	116,372
Deposits	162,349	156,510
Long-term borrowings	28,800	34,590
Total stockholders’ equity	20,897	20,350
Book value per share	$12.09	$11.79
Stockholders’ equity to total assets	9.69%	9.49%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2010 and September 30, 2009
(Dollars in thousands except per share data)

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Interest and dividend income	2,127	2,350	6,582	7,210
Interest expense	883	1,248	2,951	3,821
Net interest income	1,244	1,102	3,631	3,389
Provision for loan losses	8	7	14	21
Net interest income after provision for loan losses	1,236	1,095	3,617	3,368
Other income	442	133	863	516
Other expense	1,557	1,285	4,294	3,822
Income (loss) before income taxes	121	(57)	186	62
Provision (benefit) for income taxes	29	(23)	26	18
Net income (loss)	92	(34)	160	44

Earnings (loss) per common share	0.05	(0.02)	0.09	0.03
Average common shares outstanding (in thousands)	1,728	1,725	1,727	1,724